(m)(2)(A)(ii)

May 1, 2020

Voya Investors Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re: Reduction in Fee Payable under the Voya Investors Trust Sixth Amended and Restated Shareholder Service and Distribution Plan

Ladies and Gentlemen:

Voya Investments Distributor, LLC ("VID") hereby waives a portion of the distribution fee payable to VID for Voya Global Perspectives® Portfolio, a series of Voya Investors Trust ("VIT"), under the VIT Sixth Amended and Restated Shareholder Service and Distribution Plan (the "Distribution Plan"), in an amount equal to 0.30% per annum on the average daily net assets attributable to Adviser Class Shares of the Portfolio, as if the distribution fee specified in the Distribution Plan were 0.05%.

By this letter, we agree to waive this amount for the period from May 1, 2020 through May 1, 2021.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VIT.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2020

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By: /s/ Andrew K. Schlueter______________

Andrew K. Schlueter

Vice President

Voya Investments Distributor, LLC

Agreed and Accepted:

Voya Investors Trust

By: /s/ Kimberly A. Anderson_____________

Kimberly A. Anderson

Senior Vice President

M:\FUNDS\Legal Admin\Registration Statements\Unified\IIT\2020\485b\Filing Documents\Exhibits\(M)(2)(A)(Ii) VIT-SDP-ADV-Waiva-(Global Perspectives)-2001F.Docx